Filed pursuant to Rule 433 Issuer Free Writing Prospectus dated May 2, 2006 Relating to Preliminary Prospectus dated April 17, 2006 Registration Statement No. 333-132135

NORTHSTAR NEUROSCIENCE, INC.

On May 2, 2006, Northstar Neuroscience, Inc. filed Amendment No. 3 to its Registration Statement on Form S-1 to update certain disclosures that had been provided in its Preliminary Prospectus dated April 17, 2006. The disclosures in the preliminary prospectus included in Amendment No. 3 to the Registration Statement that did not appear in the disclosure in the Preliminary Prospectus dated April 17, 2006 are set forth below. References to “Northstar,” “we,” “us” and “our” are used in the manner described in the Preliminary Prospectus dated April 17, 2006.

Under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Operating Capital and Capital Expenditure Requirements” on page 41, and under a new Note 17 “Subsequent Event (unaudited)” on page F-24, of the preliminary prospectus included in Amendment No. 3 to the Registration Statement, we added the following disclosure:

On May 1, 2006 Northstar agreed to pay $2.5 million to a third party to settle a potential ownership dispute related to one of its issued U.S. patents and six of its U.S. patent applications. The consideration conveyed will be expensed on the date incurred as a component of selling, general and administrative expenses.

Under the caption “Business—Patents and Proprietary Rights” on page 61 of the preliminary prospectus included in Amendment No. 3 to the Registration Statement, we added the following disclosure:

On May 1, 2006 Northstar agreed to pay $2.5 million to a third party to settle a potential ownership dispute related to one of its issued U.S. patents and six of its U.S. patent applications.

To review a filed copy of our current registration statement, click on the following link:

http://www.sec.gov/Archives/edgar/data/1351509/000119312506095798/ds1a.htm

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